UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 14, 2017

SANGAMO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-30171		68-0359556
(Commission File Number)		(IRS Employer Identification No.)

501 Canal Blvd		Richmond, California 94804
(Address of Principal Executive Offices)		(Zip Code)

(510) 970-6000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2017, the Compensation Committee of the Board of Directors of Sangamo Therapeutics, Inc. (the “Company”) adopted an Executive Severance Plan (the “Plan”). The Plan provides severance benefits to certain executive officers and other key employees of the Company (the “Eligible Employees”) whose employment with the Company terminates under certain prescribed circumstances, as described in more detail below.

Under the terms of the Plan, in the event that the Company terminates an Eligible Employee’s employment without cause or the Eligible Employee terminates his or her employment for good reason, in either case within 12 months following a change in control of the Company (the “Change in Control Period”), and the Eligible Employee timely executes a general release of claims against the Company, the Eligible Employee will receive as severance (a) cash equal to the sum of (i) an amount ranging from 9 to 18 months of the Eligible Employee’s base salary (depending on the Eligible Employee’s position) and (ii) the Eligible Employee’s target bonus for the year of termination, payable over a period of time following termination (ranging from 9 to 12 months depending on the Eligible Employee’s position), (b) reimbursement for the Eligible Employee’s health care coverage costs under COBRA, payable over the payment period described under subsection (a) above, and (c) accelerated vesting of all of the Eligible Employee’s outstanding equity awards, and any outstanding option as so accelerated will remain exercisable for a period of 12 months following termination.

In the event that the Company terminates an Eligible Employee’s employment without cause or the Eligible Employee terminates his or her employment for good reason, in either case other than during the Change in Control Period, and the Eligible Employee timely executes a general release of claims against the Company, the Eligible Employee will receive as severance cash in an amount ranging from 6 to 12 months of the Eligible Employee’s base salary (depending on the Eligible Employee’s position) and reimbursement for the Eligible Employee’s health care coverage costs under COBRA, payable over a period of time following termination (ranging from 6 to 12 months depending on the Eligible Employee’s position).

Sandy Macrae, the Company’s Chief Executive Officer, and Kathy Yi, the Company’s Chief Financial Officer, are each eligible to participate in the Plan. Dr. Macrae is eligible to receive the following severance benefits under the Plan: (a) cash equal to the sum of (i) 18 months of his base salary and (ii) his target bonus for the year of termination, payable over 12 months, reimbursement for his health care coverage costs under COBRA for 12 months, and full acceleration of his outstanding equity awards, in the event of an involuntary termination during the Change in Control Period or (b) cash equal to 12 months of his base salary, payable over 12 months, and COBRA reimbursement for 12 months, if he has an involuntary termination other than during the Change in Control Period. These cash severance benefits under the Plan are identical to the severance benefits he is eligible to receive under his employment agreement; however, under his employment agreement, only 50% of the shares subject to any outstanding equity award accelerates if the change in control is within two years following the effective date of the employment agreement and 100% of the shares accelerate if the change in control is more than two years after the effective date.

Ms. Yi is eligible to receive the following severance benefits under the Plan: (a) cash equal to the sum of (i) 12 months of her base salary and (ii) her target bonus for the year of termination, payable over 12 months, reimbursement for her health care coverage costs under COBRA for 12 months, and full acceleration of her outstanding equity awards, in the event of an involuntary termination during the Change in Control Period or (b) a cash payment equal to 9 months of her base salary, payable over 9 months, and COBRA reimbursement for 9 months, if she has an involuntary termination other than during the Change in Control Period. Under Ms. Yi’s employment agreement with the Company, in the event of an involuntary termination during the Change in Control Period, Ms. Yi is eligible to receive (a) cash in an amount equal to the sum of (i) 6 months of her base salary and (ii) her target bonus for the year of termination, payable over 6 months, (b) reimbursement for her health care coverage costs under COBRA for 6 months, and (c) 50% of the shares subject to any outstanding equity award accelerates if the change in control is within two years following the effective date of the employment agreement and 100% of the shares accelerate if the change in control is more than two years after the effective date. Under Ms. Yi’s employment agreement with the Company, in the event of an involuntary termination other than during the Change in Control Period, Ms. Yi is eligible to receive a cash payment equal to 6 months of her base salary, payable over 6 months, and COBRA reimbursement for 6 months.

Severance benefits under the Plan will replace the severance provided in each of Mr. Macrae’s and Ms. Yi’s employment agreement with the Company.

The foregoing description is only a summary of the Plan and is qualified in its entirety by the Plan, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2017.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO THERAPEUTICS, INC.

	By:	/s/ Kathy Yi
Name: Kathy Yi
Title: Senior Vice President and Chief Financial Officer
Dated: March 20, 2017